LADISH CO., INC.

                       RESTATED ARTICLES OF INCORPORATION,
                                 as amended


                                    ARTICLE 1

        The name of the corporation is Ladish Co., Inc.


                                    ARTICLE 2

        The period of existence of the corporation shall be perpetual.


                                    ARTICLE 3

        The purposes shall be to engage in any lawful activities authorized by Chapter 180 of the Wisconsin Business Corporation Law.


                                    ARTICLE 4

        The number of shares of common stock the corporation shall be authorized to issue is 100,000,000. The common stock shall have a par value of $.01 per share. As of the effective date hereof, each previously outstanding share of common stock of the corporation shall be converted to one-tenth of a share of common stock of the corporation. If as a result of the foregoing conversion any fractional shares would otherwise be issued, such fraction, if equal lto one-half or a greater percentage of a share, shall be rounded to the next higher integral shar; otherwise, such fraction shall be rounded to the next lower integral share.


                                    ARTICLE 5

        There are no preferences, limitations, designations or relative rights with respect to the common stock of the corporation.


                                    ARTICLE 6

        The registered office of the corporation is located in Milwaukee County, Wisconsin and the address of such registered office is:

                            5481 South Packard Avenue
                             Cudahy, Wisconsin 53110
                                 (414) 747-2611


                                    ARTICLE 7

        The registered agent for the corporation at the above address is:
                           Wayne E. Larsen, Secretary

                                    ARTICLE 8

        The number of directors constituting the Board of Directors of the corporation is fixed by the By-Laws of the corporation.


                                    ARTICLE 9

                                      None


                                   ARTICLE 10

                                      None


                                   ARTICLE 11

        These restated articles of incorporation may be amended in the manner authorized by law at the time of such amendment.